EXHIBIT 10.17.3
Performance LTIP Unit Award Agreement
This Performance LTIP Unit Award Agreement (this “Award Agreement”) is made and entered into as of [_________], 2023 by and between Braemar Hotels & Resorts Inc., a Maryland corporation (the “Company”), Braemar Hospitality Limited Partnership, a Delaware limited partnership (the “Partnership”) and [_______________] (the “Participant”). All capitalized terms in this Award Agreement shall have the meanings assigned to them herein, or, if not so defined, as assigned to them in the Company’s Second Amended and Restated 2013 Equity Incentive Plan, as the same may be amended from time to time (the “Plan”), or the Third Amended and Restated Agreement of Limited Partnership of the Partnership, as the same may be amended from time to time (the “Operating Agreement”), as applicable.
Grant Date: [_________], 2023
Total Number of LTIP Units: [insert MAXIMUM] of which the “Target Number of LTIP Units” shall be equal to: [insert TARGET]
Performance Period: January 1, 2023 – December 31, 2025, unless shortened to a Shortened Performance Period as defined in Exhibit A hereto
1.Grant. Pursuant to the terms and conditions of this Award Agreement and the terms and conditions of the Plan and the Operating Agreement, the Company hereby grants the Participant all rights, title and interest in the record and beneficial ownership of the Total Number of LTIP Units set forth above which shall remain subject to forfeiture to the extent the performance goals described in Section 2 are not achieved. This grant of LTIP Units is made in consideration of the services to be rendered by the Participant to the Company, Ashford Inc. (“Advisor”) and/or their respective Affiliates and is subject to the terms and conditions of the Plan and the Operating Agreement. It is intended that the LTIP Units granted hereunder will constitute “profits interests” for all U.S. federal tax purposes and as specifically described in Rev. Proc. 93-27, 1993-2 C.B. 343 and Rev. Proc. 2001-43, 2001-2 C.B. 191.
2.Vesting; Performance Goals. The number of LTIP Units that vest shall be calculated as set forth in Exhibit A hereto.
3.Distributions. Prior to vesting of LTIP Units, all distributions with respect to LTIP Units shall be held back by the Partnership and shall be subject to the same vesting requirements and forfeiture restrictions as the underlying LTIP Units. In the event that the underlying LTIP Units (or any portion thereof) vest, accumulated distributions thereon shall be deemed distributed to Participant in cash and such cash used by Participant immediately thereafter to purchase such number of Common Partnership Units (as defined in the Operating Agreement) with an aggregate fair market value as of the date of vesting of the underlying LTIP Units equal to the amount of cash deemed distributed. For the purposes of the forgoing sentence, the Common Partnership Units shall be valued using the volume weighted average price of the Company’s Common Stock for the twenty (20) consecutive trading days immediately preceding the applicable date of vesting determined in accordance with the Operating Agreement.
4.Operating Agreement; Rights as LTIP Unitholder. Participant acknowledges and agrees that Participant’s LTIP Units acquired pursuant to this Award Agreement shall be subject to this Award Agreement, the Plan and the Operating Agreement (a copy of which has been provided to Participant as of the Grant Date). Participant acknowledges having received a copy of the Operating Agreement and having read the Operating

Agreement in its entirety. Upon acceptance of Participant’s LTIP Units and execution of this Award Agreement, Participant will automatically become a party to the Operating Agreement as an LTIP Unitholder (as defined in the Operating Agreement) and will be bound by all of the terms and conditions of the Operating Agreement. Participant agrees to execute, in connection with the LTIP Units granted hereunder, such further documentation as reasonably requested by the Company or by the Partnership (or its general partner) to evidence the admission of Participant to the Partnership as an LTIP Unitholder. Participant shall have all the rights of an LTIP Unitholder with respect to Participant’s LTIP Units upon the Grant Date, provided that all other conditions to the issuance, including the forfeiture provisions contained herein and in the Operating Agreement have been satisfied.
5.Withholding. If the Company determines that it is obligated to withhold any tax in connection with the grant, vesting or settlement of the LTIP Units, the Participant must make arrangements satisfactory to the Company to pay or provide for any applicable federal, state, local and other withholding obligations. The Participant may satisfy any federal, state, local or other tax withholding obligation relating to the LTIP Units hereunder by tendering cash payment to the Company or by any of the following means: (i) authorizing the Company to withhold LTIP Units from the LTIP Units otherwise retained by the Participant hereunder; provided, however, that no LTIP Units are withheld with a value exceeding the maximum amount of tax required to be withheld by law; or (ii) delivering to the Company previously owned and unencumbered LTIP Units. The Company also has the right to withhold from any other compensation payable to the Participant.
6.Tax Liability. Notwithstanding any action the Company takes with respect to any or all tax or other tax-related withholding with respect to LTIP Units (“Tax-Related Items”), the ultimate liability for all Tax-Related Items (and any associated penalties and interest) is and remains the Participant’s responsibility, and the Company (i) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of LTIP Units, distributions with respect to LTIP Units, or the subsequent sale or other disposition of any such LTIP Units acquired hereunder; and (ii) does not commit to structure the LTIP Units to reduce or eliminate the Participant’s liability for Tax-Related Items.
7.No Right to Continued Service. Neither the Plan nor this Award Agreement shall confer upon the Participant any right to be retained in any capacity as a service provider to the Company, Advisor or any of their respective Affiliates. Further, nothing in the Plan or this Award Agreement shall be construed to limit the discretion of the Company, Advisor or any of their respective Affiliates to terminate the Participant’s service at any time, with or without Cause.
8.Transferability. The Award and the LTIP Units may not be transferred otherwise than as permitted under the Operating Agreement.
9.Compliance with Law. The grant and any forfeiture of LTIP Units hereunder shall be subject to compliance by the Company and the Participant with all applicable requirements of federal and state securities laws. No LTIP Units shall be issued pursuant to this Award unless and until any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Participant understands that the Company is under no obligation to register any units with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.

10.Notices. Any notice required to be delivered to the Company under this Award Agreement shall be in writing and addressed to the General Counsel of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Participant under this Award Agreement shall be in writing and addressed to the Participant at the Participant’s address as shown in the records of the Company at the time such notice is to be delivered. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.
11.Governing Law. This Award Agreement will be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles.
12.Interpretation. Any dispute regarding the interpretation of this Award Agreement shall be submitted by the Participant or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Participant and the Company.
13.Award Subject to Plan and Operating Agreement. This Award Agreement is subject to the Plan as approved by the Company’s shareholders and the Operating Agreement. The terms and provisions of the Plan and the Operating Agreement as each may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan or a term or provision of the Operating Agreement, the applicable terms and provisions of the Plan or the Operating Agreement will govern and prevail.
14.Successors and Assigns. The Company may assign any of its rights under this Award Agreement. This Award Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Award Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the person(s) to whom this Award Agreement may be transferred in accordance with Section 8.
15.Severability. The invalidity or unenforceability of any provision of the Plan, the Operating Agreement or this Award Agreement shall not affect the validity or enforceability of any other provision of the Plan, Operating Agreement or this Award Agreement, and each provision of the Plan, Operating Agreement and this Award Agreement shall be severable and enforceable to the extent permitted by law.
16.Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of LTIP Units under this Award Agreement does not create any contractual right or other right to receive any LTIP Units or other awards in the future. Future awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan or Operating Agreement shall not constitute a change or impairment of the terms and conditions of the Participant’s service with the Company, Advisor and/or their respective Affiliates.
17.No Guarantee of Tax Consequences. The Company, its Affiliates, the Board and the Committee make no commitment or guarantee to the Participant (or to any other person claiming through or on behalf of the Participant) that any federal, state, local or other tax treatment will (or will not) apply or be available to any person eligible for benefits under this Award Agreement and assume no liability or responsibility whatsoever for the tax consequences to the Participant (or to any other person claiming through or on behalf of the Participant). Notwithstanding anything herein to the contrary, the Company does not guarantee that any LTIP Unit intended to be a “profits interest” shall be treated as such for tax purposes, and none of the Company, any Affiliate thereof, the Board or the Committee shall indemnify any individual with respect to the tax consequences if they are not so treated.
18.Section 83(b) Election. It shall be a condition subsequent to the grant of LTIP Units hereunder that the Participant makes a timely election under Section 83(b) of the Code within thirty (30) days following the Grant Date in substantially the form attached hereto as Exhibit B with respect to the LTIP Units and to consult with the Participant’s tax advisor to determine the tax consequences of filing such an election under Section 83(b) of the Code. The Participant acknowledges that it is the Participant’s sole responsibility, and not the responsibility of the Company or any of its Affiliates, to timely file the election under Section 83(b) of the Code even if the Participant requests the Company or any of its Affiliates or any of their respective managers, directors, officers, employees and authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders or financial representatives) to assist in making such filing. The Participant agrees to provide the Company, on or before the due date for filing such election, proof that such election has been timely filed.
19.Claw-back Policy. This Award (including any proceeds, gains or other economic benefit actually or constructively received by the Participant upon any receipt or exercise of any Award or upon the receipt or resale of any LTIP Units) shall be subject to the provisions of any claw-back policy implemented by the Company, Advisor or any of their respective Affiliates, as applicable, including, without limitation, any claw-back policy adopted to comply with the requirements of any federal or state laws and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy.
20.Amendment. The Committee has the right, without the consent of the Participant, to amend, modify or terminate the Award, prospectively or retroactively; provided, that, such amendment, modification or termination shall not, without the Participant’s consent, materially reduce or diminish the value of the Award as of the date of such amendment or termination.
21.No Impact on Other Benefits. The value of the Participant’s Award is not part of his or her normal or expected compensation for purposes of calculating any severance, bonus, retirement, welfare, insurance or similar benefit, as applicable, except as otherwise provided in any employment agreement, service agreement or similar agreement in effect between the Company, Advisor or any of their respective Affiliates and the Participant.
22.Counterparts. This Award Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Award Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
23.Headings. The headings in this Award Agreement are for purposes of convenience only and are not intended to define or limit the construction of the provisions hereof.
24.Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan, the Operating Agreement and this Award Agreement. The Participant has read and understands the terms and provisions thereof, and accepts the Award subject to all of the terms and conditions of the Plan, the Operating Agreement and this Award Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement as of the date first written above.

BRAEMAR HOTELS & RESORTS INC.
By: __________________________________ Name: Title:

BRAEMAR OP GENERAL PARTNER LLC, as general partner of Braemar Hospitality Limited Partnership
By: __________________________________ Name: Title:

PARTICIPANT By: __________________________________ Name: [___________________]

Exhibit A
VESTING
1.    Definitions. For purposes of this Exhibit A, the following terms shall have the meanings indicated:
“Involuntary Termination” means (A) at a time that the Participant is otherwise willing and able to continue providing services, a Termination of Service by the Company without Cause and without the consent of Advisor (including in connection with the Participant’s termination as an officer of the Company or the termination of the Fifth Amended and Restated Advisory Agreement between the Company and Advisor, as may be amended from time to time (the “Advisory Agreement”), other than a termination by the Company for the reasons described in Section 12.3(a) – (d) of the Advisory Agreement, as may be amended from time to time) or (B) a Termination of Service by Participant for Good Reason.
“Shortened Performance Period” means the period beginning twelve (12) months before (but not earlier than January 1, 2023) the earliest to occur of (A) a Change of Control of the Company (as defined in the Plan), (B) a change of control of Advisor (as defined in any employment or other written agreement between the Participant and Advisor (the “Employment Agreement”)) if such change of control of Advisor results in the vesting of this Award under the terms of the Employment Agreement, (C) Participant’s Involuntary Termination, death or Disability or (D) Participant’s involuntary termination of employment from Advisor if such involuntary termination results in the vesting of this Award under the terms of the Employment Agreement.
“Termination of Service” means the Participant’s termination of service or employment with the Company for any reason in a manner that constitutes a “separation from service” with the Company pursuant to the regulations under Section 409A of the Code.

2.    Vesting; Performance Goals. Except as otherwise set forth in Section 3 of this Exhibit A, the number of LTIP Units that vest shall be calculated as follows:
    (i)    Subject to the Participant not experiencing a Termination of Service through the last day of the Performance Period or Shortened Performance Period, as applicable, the Participant shall be eligible to vest in a number of LTIP Units equal to the product of (x) the Target Number of LTIP Units multiplied by (y) the applicable Performance Multiplier.
    (ii)    Any LTIP Units that fail to vest upon the completion of the Performance Period (or in accordance with Section 3 of this Exhibit A) or upon any Termination of Service shall be automatically forfeited for no consideration.

2.1     Performance Multiplier.
(a)General. The “Performance Multiplier” shall equal the sum of (x) the Revenue Growth Multiplier plus (y) the EBITDAre Growth Multiplier plus (z) the Ending Net Debt/Gross Investment Property Ratio Multiplier, as defined in Section 2.1(b), (c), and (d) below, respectively.
(b)Revenue Growth Multiplier. The “Revenue Growth Multiplier” shall equal the product of (x) one-third (1/3), multiplied by (y) the Median Annual Adjusted Revenue Growth Multiplier. The “Median Annual Adjusted Revenue Growth Multiplier” shall be determined in accordance with table below:

If the Company’s Median Annual Adjusted Revenue Growth Is...	The Median Annual Adjusted Revenue Growth Multiplier Is...
Less than 3%	0
3% (“Threshold Amount”)	0.5
5% (“Target Amount”)	1.0
7% (“Maximum Amount”) or more	2.0
    The Median Annual Adjusted Revenue Growth Multiplier shall be interpolated on a linear basis for achievement of Median Annual Adjusted Revenue Growth between the Threshold Amount and Target Amount, or Target Amount and Maximum Amount, levels. For purposes of this Award Agreement, Median Annual Adjusted Revenue means the median of the growth of Adjusted Revenue in each of 2023-2025 over the respective preceding year. “Adjusted Revenue” for any fiscal year means the Company’s “Total Revenue” as reported in the Company’s consolidated financial statements reported on Form 10-K for the respective fiscal year, adjusted as calculated by the Committee to eliminate the effect of asset dispositions.
(c)EBITDAre Growth Multiplier. The “EBITDAre Growth Multiplier” shall equal the product of (x) one-third (1/3), multiplied by (y) Median Annual Adjusted EBIDTAre Growth Multiplier. The “Medial Annual Adjusted EBITDAre Growth Multiplier” shall be determined in accordance with the table below:

If the Company’s Median Annual Adjusted EBITDAre Growth Is...	The Median Annual Adjusted EBITDAre Growth Multiplier Is...
Less than 3%	0
3% (“Threshold Amount”)	0.5
5% (“Target Amount”)	1.0
7% (“Maximum Amount”) or more	2.0
The Median Annual Adjusted EBITDAre Growth Multiplier shall be interpolated on a linear basis for achievement of Median Annual Adjusted EBITDAre Growth between the Threshold Amount and Target Amount, or Target Amount and Maximum Amount, levels. For purposes of this Award Agreement, Median Annual Adjusted EBITDAre Growth means the median of the growth of Adjusted EBITDAre in each of 2023-2025 over the respective preceding year. “Adjusted EBITDAre” means EBITDAre, as defined by the National Association of Real Estate Investment Trusts, as reported in the Company’s earnings release for the respective fiscal year (or if not so reported, as adjusted as calculated by the Committee to exclude certain items in accordance with the Company’s standard practices (such as write-off of premiums, loan costs and exit fees, other income/expense, net, transaction and conversion costs, legal, advisory and settlement costs, dead deal costs, uninsured remediation costs, and non-cash items such as amortization of unfavorable contract liabilities, gain/loss on extinguishment of debt, non-cash stock/unit-based compensation, unrealized gains/losses on derivative instruments, as well as the Company’s portion of adjustments to EBITDAre of unconsolidated entities), adjusted as calculated by the Committee to eliminate the effect of asset dispositions.
(d)Ending Net Debt/Gross Investment Property Ratio Multiplier. The “Ending Net Debt/Gross Investment Property Ratio Multiplier” shall equal the product of (x) one-third (1/3), multiplied by (y) the Base Ending Net Debt/Gross Investment Property Ratio Multiplier. The “Base Ending Net Debt/Gross Investment Property Ratio Multiplier” shall be determined in accordance with the table below:

If the Company’s Ending Net Debt/Gross Investment Property Ratio Is…	The Base Ending Net Debt/Gross Investment Property Ratio Multiplier Is…
Greater than 46.0%	0
46.0% (“Threshold Ratio”)	0.5
42.0% (“Target Ratio”)	1.00
38.0% (“Maximum Ratio”) or less	2.00
The Base Ending Net Debt/Gross Investment Property Ratio Multiplier shall be interpolated on a linear basis for achievement of an Ending Net Debt/Gross Investment Property Ratio between the Threshold Ratio and Target Ratio, or Target Ratio and Maximum Ratio, levels. For purposes of this Award Agreement, “Ending Net Debt/Gross Investment Property Ratio” means the quotient of Net Debt (as defined below) divided by “investments in hotel properties, gross,” as reported in the Company’s consolidated financial statements reported on Form 10-K for the fiscal year ending December 31, 2025. “Net Debt” is defined as “indebtedness” less (w) “cash and cash equivalents,” (x) “restricted cash,” (y) financial assets “due from third-party hotel managers,” and (z) “marketable securities,” each as reported in the Company’s consolidated financial statements reported on Form 10-K for the fiscal year ending December 31, 2025.
2.2    Calculations; Adjustments. The Committee shall have the full and plenary authority to interpret this Award Agreement, and to calculate the achievement of the performance metrics described herein. The Committee’s determinations with respect to any such interpretations or calculations shall be final and binding upon the Participant. The Committee shall have the authority to make appropriate adjustments to the definitions of Adjusted Revenue, Adjusted EBITDAre, and Ending Net Debt/Gross Investment Property Ratio Multiplier, or the calculation of any of the foregoing, to the extent that the Committee deems necessary.
3. Acceleration of Vesting.
3.1    Change of Control. In the event of a Change of Control of the Company prior to the end of the Performance Period, (i) the Performance Multiplier shall be determined in accordance with Section 2 calculated based on actual performance during the Shortened Performance Period and (ii) the number of LTIP Units that vest in accordance with Section 2 using the Performance Multiplier for the Shortened Performance Period shall vest immediately prior to the closing of such Change of Control. If a change of control of Advisor (as defined in the Employment Agreement) causes vesting of this Award under the Employment Agreement prior to the end of the Performance Period, this Award shall vest in accordance with the Employment Agreement and, to the extent not specifically addressed in the Employment Agreement, the number of LTIP Units that vest shall be the number of LTIP Units that vest in accordance with Section 2 using the Performance Multiplier for the Shortened Performance Period (which shall be determined in accordance with Section 2 calculated based on actual performance during the Shortened Performance Period).

3.2    Termination of Service. In the event of the Participant’s (i) Involuntary Termination or (ii) death or Disability prior to the end of the Performance Period, a number of LTIP Units shall vest on the date of such event equal to the greater of (A) the Target Number of LTIP Units and (B) the number of LTIP Units that vest in accordance with Section 2 using the Performance Multiplier for the Shortened Performance Period (which shall be determined in accordance with Section 2 calculated based on actual performance during the Shortened Performance Period). If an involuntary termination of employment from Advisor causes vesting of this Award under the Employment Agreement prior to the end of the Performance Period, this Award shall vest in accordance with the Employment Agreement and, to the extent not specifically addressed in the Employment Agreement, the number of LTIP Units that shall vest shall be the greater of (A) the Target Number of LTIP Units and (B) the number of LTIP Units that vest in accordance with Section 2 using the Performance Multiplier for the Shortened Performance Period (which shall be determined in accordance with Section 2 calculated based on actual performance during the Shortened Performance Period).

Exhibit B

HOW TO MAKE A SECTION 83(b) ELECTION

    The attached Section 83(b) election form was prepared pursuant to Section 1.83-2 of the Treasury Regulations. If you decide to make an election, you must do the following:

1.Fully complete, date and sign the election form as indicated. Type or print your name under the signature line on the form.

2.Within 30 days of the issuance of LTIP Units to you, file the executed form with the Internal Revenue Service Center where you file your federal income tax returns. You are strongly urged to use certified mail, return receipt requested. You may enclose a copy of the completed form with your filing and ask the IRS to file-stamp the copy and to return it to you. You should enclose a self-addressed envelope for this purpose.

3.Forward a copy of the completed election form to the Company’s offices.

4.Keep a copy of the completed form for your files.

5.Timely file any forms or documents (if any) that may be necessary for state tax purposes.

Note that if you fail to file the completed election form with the IRS within 30 days following the issuance of the LTIP Units to you, the election will be invalid, and the tax consequences will be determined as if no elections were made. There is no grace period for making the election. None of the Company, the Partnership or the affiliate of either of the foregoing is responsible for the filing of your election.

SECTION 83(b) ELECTION

The undersigned taxpayer makes this election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulations Section 1.83-2 promulgated thereunder:

1.    Taxpayer’s general information:
    *Name:
    *Address:

*Social Security #/Taxpayer ID#:

2.    Description of property with respect to which the election is being made:
    *    [_________] LTIP Units (as defined in the Third Amended and Restated Agreement of Limited Partnership, as amended from time to time (the “Partnership Agreement”) of Braemar Hospitality Limited Partnership, a Delaware limited partnership (the “Partnership”)) granted pursuant to the Partnership Agreement.
3.    Date on which the property was transferred: [_________], 2023
4.    Taxable year for which the election is being made: 2023
5.    Nature of restriction or restrictions to which the property is subject: the LTIP Units are subject to forfeiture and vesting based on achievement or certain financial metrics and the taxpayer’s continued employment or service relationship.
6.    The fair market value of the property at time of transfer (determined without regard to any restriction other than a restriction which by its terms will never lapse): $0.
7.    The amount (if any) paid for the property: $0.

8.    The amount to include in gross income is $0. (The result of the amount reported in Item 6 minus the amount reported in Item 7.)
The undersigned taxpayer will file this election with the Internal Revenue Service office with which the taxpayer files his or her annual income tax return not later than 30 days after the date of the transfer of the property. A copy of the election also will be furnished to the Company. The undersigned is the person performing the services in connection with which the property was transferred.
The undersigned understands that the foregoing election may not be revoked except with the consent of the Internal Revenue Commissioner.
Dated:

Signature:___________________________

Print Taxpayer Name:___________________________